Exhibit T3A.132

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED LIABILITY COMPANY OF “MID RIVERS LAND LLC”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF OCTOBER, A.D. 1997, AT 1 O’CLOCK P.M.

/s/ Edward J. Freel
Edward J. Freel, Secretary of State
2814501 8100	AUTHENTICATION: 8733784
971367158	DATE: 10-31-97

CERTIFICATE OF FORMATION

OF

MID RIVERS LAND LLC

This Certificate of Formation of MID RIVERS LAND LLC (the “LLC”), dated October 29, 1997, is being duly executed and filed by Jacqueline Africk, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST.    The name of the limited liability company formed hereby is MID RIVERS LAND LLC.

SECOND.    The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.    The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jacqueline Africk
Name: Jacqueline Africk
Authorized Person